SOCKEYE SEAFOOD GROUP, INC.
                            400-601 West Broadway
                         Vancouver BC V5Z 4C2 CANADA
                             Phone: 604-675-6872
                              Fax: 604-713-8601
                        Email: fish@sockeyegroup.com
                         http://www.sockeyegroup.com

May 25, 2005


Duc Dang, Esq.
U.S. Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 0511
450 Fifth Street N.W.
Washington, DC 20549

RE: 	Sockeye Seafood Group, Inc.
     	Registration Statement on Form SB-2
     	File No. 000-51197

Dear Mr. Dang:

In response to your comment letter dated May 13, 2005 we acknowledge the following:

- the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

- staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

- the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you very much for your kind cooperation and assistance in this matter.

Very truly yours,

/S/ Sheldon Goldberg, President